Exhibit 99.1

DZS Announces

Pricing of Public Offering of Common Stock

DALLAS, November 16, 2022 – DZS Inc. (NASDAQ: DZSI) (the “Company” or “DZS”), a global leader in access and optical edge infrastructure and cloud software solutions, today announced that it has priced an underwritten registered public offering by the Company and DASAN Networks, Inc. (the “selling stockholder”) of an aggregate of 3,377,315 shares of the Company’s common stock at a price to the public of $11.50 per share, of which 2,507,750 shares are being offered by the Company and 869,565 shares are being offered by the selling stockholder. The Company and the selling stockholder have granted the underwriters a 30-day option to purchase at the public offering price, less the underwriting discount, up to an additional 376,162 shares and 130,435 shares of common stock, respectively, or 506,597 shares of common stock in the aggregate. The offering is expected to close on or about November 21, 2022, subject to satisfaction of customary closing conditions.

The total gross proceeds payable to the Company from the offering are expected to be approximately $28.8 million. This amount assumes no exercise of the underwriters’ option to purchase additional shares. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include research and development, sales and marketing initiatives, and the funding of working capital. The Company will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

Cowen and Stifel are acting as joint book-running managers for the offering.

The offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-262634) that was declared effective by the Securities and Exchange Commission (“SEC”) on May 11, 2022. The shares may be offered only by means of a prospectus. A final prospectus supplement describing the terms of the offering and the accompanying base prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com; or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at 415-364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DZS Inc.

DZS Inc. (NASDAQ: DZSI) is a global leader in access and optical edge infrastructure and cloud software solutions.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated consummation of the offering, the intended use of offering proceeds and other aspects of the offering. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks.

Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.

###

Investor Inquiries

Ted Moreau

Vice President, Investor Relations

Email: IR@dzsi.com

2